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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               AULT INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    051503100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 16, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 051503100                                            PAGE 2 OF 9 PAGES
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   1         NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Nidec America Corporation
------------ -------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                       (b) [_]

------------ -------------------------------------------------------------------
   3         SEC USE ONLY


------------ -------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                   5    SOLE VOTING POWER
          NUMBER OF
            SHARES                      488,000 (represents shares which are
         BENEFICIALLY                   immediately issuable upon conversion of
        OWNED BY EACH                   Series B Convertible Preferred Stock of
          REPORTING                     the Issuer)
           PERSON               ------- ----------------------------------------
            WITH                   6    SHARED VOTING POWER

                                        0
                                ------- ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        488,000 (represents shares which are
                                        immediately issuable upon conversion of
                                        Series B Convertible Preferred Stock of
                                        the Issuer)
------------------------------- ------- ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
------------ -------------------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             488,000 (represents shares which are immediately issuable upon conversion of Series B Convertible Preferred Stock of the Issuer)
------------ -------------------------------------------------------------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)                             [_]

------------ -------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%
------------ -------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON

             CO
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CUSIP No. 051503100                                            PAGE 3 OF 9 PAGES
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   1         NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Nidec Corporation
------------ -------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [  ]
                                                                       (b) [  ]
------------ -------------------------------------------------------------------
   3         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
             ITEMS 2(d) OR 2(e)
                                                                           [  ]
------------ -------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION

             Japan
--------------------------------------------------------------------------------
                                   5    SOLE VOTING POWER
          NUMBER OF
            SHARES                      488,000 (represents shares which are
         BENEFICIALLY                   immediately issuable upon conversion of
        OWNED BY EACH                   Series B Convertible Preferred Stock of
          REPORTING                     the Issuer owned indirectly through a
            PERSON                      wholly-owned subsidiary)
             WITH               ------- ----------------------------------------
                                   6    SHARED VOTING POWER

                                        0
                                ------- ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        488,000 (represents shares which are
                                        immediately issuable upon conversion of
                                        Series B Convertible Preferred Stock of
                                        the Issuer owned indirectly through a
                                        wholly-owned subsidiary)
                                ------- ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
------------ -------------------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             488,000 (represents shares which are immediately issuable upon conversion of Series B Convertible Preferred Stock of the Issuer
             owned indirectly through a wholly-owned subsidiary)
------------ -------------------------------------------------------------------
  10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)                             [  ]
------------ -------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6 %
------------ -------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON

             CO
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CUSIP No. 051503100                                            PAGE 4 OF 9 PAGES
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Item 1(a). Name of Issuer:
           --------------
           Ault Incorporated


Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           7105 Northland Terrace
           Minneapolis, MN  55428-1028


Item 2(a). Name of Persons Filing:
           ----------------------
           Nidec America Corporation

           Nidec Corporation


Item 2(b). Address of Principal Business Office or, if None, Residence:
           -----------------------------------------------------------
           The business address of Nidec America Corporation is 318 Industrial Lane, Torrington, Connecticut 06790, and the business address of Nidec Corporation is 10 Tsutsumisoto-cho Nishikyogoku, Ukyo-ku, Kyoto 615-0854, Japan.


Item 2(c). Citizenship.
           -----------
           The citizenship (place of organization) of Nidec America Corporation is the State of Delaware. The citizenship (place of organization) of Nidec Corporation is the Country of Japan.


Item 2(d). Title of Class of Securities:
           ----------------------------
           common stock, no par value ("Common Stock").


Item 2(e). CUSIP Number:
           ------------
           051503100


Item 3.    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
           --------------------------------------------------------------------
           (c), check whether the person filing is a:
           ------------------------------------------
           Not applicable.

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CUSIP No. 051503100                                            PAGE 5 OF 9 PAGES
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Item 4.    Ownership.
           ---------

           (a) Amount Beneficially Owned:
               -------------------------
               Nidec America Corporation (directly) and Nidec Corporation (indirectly through its wholly-owned subsidiary, Nidec America Corporation) beneficially own 488,000 shares of Common Stock of the Issuer, which are immediately issuable upon conversion of 2,074 shares of Series B Convertible Preferred Stock of the Issuer (the "Preferred Stock") held by Nidec America Corporation.

           (b) Percent of Class:
               ----------------
               The shares issuable upon conversion of the Preferred Stock represent 9.6% of the Issuer's outstanding Common Stock as of the date hereof, assuming conversion of all such shares.

           (c) Number of shares as to which such person has:
               --------------------------------------------

               (i)  sole power to vote or to direct the vote:

                    (A) Nidec America Corporation: 488,000 (represents shares which are immediately issuable upon conversion of Preferred Stock of the Issuer)

                    (B) Nidec Corporation: 488,000 (represents shares which are immediately issuable upon conversion of Preferred Stock of the Issuer, owned indirectly through its wholly- owned subsidiary, Nidec America Corporation)

               (ii) shared power to vote or to direct the vote:

                    (A) Nidec America Corporation:  0

                    (B) Nidec Corporation:  0

               (iii)sole power to dispose or to direct the disposition of:

                    (A) Nidec America Corporation: 488,000 (represents shares which are immediately issuable upon conversion of Preferred Stock of the Issuer)

                    (B) Nidec Corporation: 488,000 (represents shares which are immediately issuable upon conversion of Preferred Stock of the Issuer, owned indirectly through its wholly-owned subsidiary, Nidec America Corporation)

               (iv) shared power to dispose or direct the disposition of:

                    (A) Nidec America Corporation:  0

                    (B) Nidec Corporation:  0
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CUSIP No. 051503100                                            PAGE 6 OF 9 PAGES
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Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.
           ---------------------------------------------------------------
           Not Applicable.


Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company.
           ------------------------------------------------------------
           Not Applicable.


Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------
           Not Applicable.


Item 9.    Notice of Dissolution of Group.
           ------------------------------
           Not Applicable.


Item 10.   Certifications.
           --------------
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 051503100                                            PAGE 7 OF 9 PAGES
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                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct, and the undersigned each agree that this Schedule 13G is filed on behalf of each of them.


Date:  July 24, 2002

                                       NIDEC AMERICA CORPORATION

                                       By:  /s/ Thomas A. Keenan
                                            ----------------------------------
                                            Name: Thomas A. Keenan
                                            Title: President



                                       NIDEC CORPORATION

                                       By:  /s/ Thomas A. Keenan
                                            ----------------------------------
                                            Name: Thomas A. Keenan
                                            Title: Attorney-in-Fact


List of Exhibits

Exhibit A - Power of Attorney
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CUSIP No. 051503100                                            PAGE 8 OF 9 PAGES
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                                    EXHIBIT A


                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints Thomas A. Keenan, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned a Schedule 13G to be filed with the United States Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, and any and all amendments thereto, in connection with the beneficial ownership by the undersigned of shares of common stock of Ault Incorporated;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to timely file such Schedule 13G and any and all amendments thereto with the Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact's discretion.

     The undersigned hereby grants to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13G and any amendment thereto with respect to the undersigned's holdings of and transactions in securities issued by Ault Incorporated, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
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CUSIP No. 051503100                                            PAGE 9 OF 9 PAGES
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     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 24th day of July, 2002.



                                      NIDEC CORPORATION


                                      By: /s/ Shigenobu Nagamori
                                          -------------------------------------
                                          Name: Shigenobu Nagamori
                                          Title: President, CEO and
                                                 Representative Director